EXHIBIT 99.1
1927 Hillgreen Drive Katy, TX 77494 Tel: 713-882-9598 www.mireandassociates.com

March 26, 2013

United American Petroleum Corporation
9600 Great Hills Trail, Suite 150W
Austin, TX 78759

ATTN:  Mr. Michael Carey

SUBJECT:  2012 Year End Reserves

Mr. Carey,

Mire and Associates, Inc. (MAI) has updated the proved reserves as of January 1, 2013 for oil and gas properties owned by United American Petroleum Corporation (UAPC).  These properties are located in nine (9) Texas counties.  Reserves and cash flows were generated for the UAPC interests using SEC pricing ($2.85 / MMBTU and $94.71 / barrel).  These estimates were done as per the Securities and Exchange Commission’s standards as described in the December 2008 amendment of Section 210.4-10 of Regulation S – X. This report is provided to United American Petroleum Corporation to satisfy the requirements contained in Item 1202(a)(8) of U.S. Securities and Exchange Commission Regulation S-K.

As of January 1, 2013 we estimate the UAPC net proved reserves to about 68,270 barrels of oil (68.27 MBO) and 29,360 thousand cubic feet of gas (29.36 MMCF).  Projected future cash flows show a discounted net present value (NPV10%) of $1,344,510.

DISCUSSION

UAPC has ownership interest in twenty five (25) oil & gas leases with about ninety seven (97) producing wells.  UAPC is the operator of seven (7) of the leases and eighteen (18) of the producing wells.   The properties are located in Duval, Erath, Frio, Gonzales, Medina, Navarro, Pecos, Shackelford, and Wilbarger Counties.  At the end of 2012 total gross production was about fifty seven (57) barrels of oil per day.

UAPC 2012 Year End Reserves	Page 2

METHOD OF APPRAISAL

The purpose of this report is to estimate proved oil and gas reserves for United American Petroleum Corporation using industry standard assumptions and methods.  Significant data was collected and examined using volumetric calculations and decline curve analysis.  Offset production, logs, maps, analog information and accounting statements were all studied.

The properties have been evaluated on the basis of future net cash flow or income.  This income will accrue to the appraised interest as the wells are produced to their economic limits.  The future net income has also been shown discounted at ten (10%) percent to determine its present worth as required by Regulation S - X.

ECONOMIC ASSUMPTIONS

For the cash flow analysis an oil price of $94.71 per barrel and a gas price of $2.85 per MMBtu were used as per SEC pricing guidelines for 2012.  Local field price differentials were applied.  This price was held constant (no escalations).

Operating expense data were supplied by UAPC.  MAI analyzed these expenses and average values were included in our cash flows. These expenses were held constant through the life of the properties (no escalations). Lease restoration and well abandonment costs are not included in our analysis as the equipment salvage value should cover these costs.

RESERVE DETERMINATION

Reserves were estimated for the wells by using engineering and geologic methods widely accepted in the industry.  For the producing reservoirs, performance methods were used to estimate reserves.  Extrapolations were made of various historical data including oil, gas and water production and pressure data.

Titles to the evaluated property have not been examined or independently confirmed.  The data used in this evaluation was supplied by United American Petroleum Corporation or was obtained from public sources.

Mire & Associates, Inc. have made use of all data, appropriate methods, and procedures that are needed to prepare this report according to SEC regulation S-X Section 210.4-10 as amended on December 2008.

UAPC 2012 Year End Reserves	Page 3

All estimates are a function of the quality of the available data and are subject to the existing economic conditions, operating methods, and government regulations in effect at the time of the report.  The reserves presented in this report are estimates only and should not be interpreted as being exact amounts.  Actual volumes recovered could be higher or lower than estimated.

Not only are such reserves and revenue estimates based on that information which is currently available, but such estimates are also subject to the uncertainties inherent in the application of judgmental factors in interpreting such information.

New regulations could have an adverse effect on the reserves calculated in this report.  Importantly changes to regulations on water disposal or well re-injection could significantly decrease or eliminate this report’s proved reserves.

Kurt Mire supervised or performed all of the relevant technical work during the creation of this report.  He is a petroleum consultant and officer of Mire & Associates, Inc., a Texas company.   Kurt Mire has a B.S. degree in Petroleum Engineering from the University of Louisiana at Lafayette.  He has 28 years of experience in creating reserve reports and completing reserve analysis for conventional and unconventional fields in the United States.

In my opinion the reserve estimates presented in this report are reasonable and were made with generally accepted engineering and evaluation principles.

The Economic Summary Projection and Economic One-Liners tables are attached.
Thanks for letting us help with this.

Sincerely,

 /s/ Kurt Mire

Kurt Mire
Petroleum Consultant

					ECONOMIC SUMMARY PROJECTION									Total
Partner :		All Cases
					UNITED AMERICAN PETROLEUM CORP
						All Cases
						Discount Rate :	10.00
						As of :	01/01/2013

Est. Cum Oil (Mbbl) :		10,798.75			2012 YE Reserves
Est. Cum Gas (MMcf) :		285.43			SEC Prices $94.71/BBL & 2.85/MMBTU
Est. Cum Water (Mbbl) :		1,617.41
Year		Oil Gross (Mbbl)	Gas Gross (MMcf)	Oil Net (Mbbl)	Gas Net (MMcf)	Oil Price ($/bbl)	Gas Price ($/Mcf)	Oil & Gas Rev. Net (M$)	Misc. Rev. Net (M$)	Costs Net (M$)	Taxes Net (M$)	Invest. Net (M$)	NonDisc. CF Annual (M$)	Cum Disc. CF (M$)
2013		25.58	65.29	4.46	3.70	86.18	2.56	393.80	0.00	148.57	28.23	60.45	156.55	148.45
2014		30.12	78.94	4.98	4.47	85.97	2.56	439.25	0.00	165.86	31.52	0.00	241.87	358.34
2015		28.01	61.51	4.66	3.49	85.93	2.56	409.03	0.00	160.40	29.30	0.00	219.33	531.35
2016		25.45	52.31	4.24	2.97	85.88	2.56	371.50	0.00	142.91	26.60	0.00	201.99	676.19
2017		23.68	46.11	4.00	2.61	85.80	2.56	349.62	0.00	139.65	25.02	0.00	184.95	796.73

2018		22.55	41.46	3.82	2.35	85.78	2.56	333.61	0.00	139.65	23.86	0.00	170.09	897.52
2019		21.49	37.31	3.65	2.12	85.77	2.56	318.48	0.00	139.65	22.77	0.00	156.05	981.59
2020		20.55	33.67	3.50	1.91	85.76	2.56	304.93	0.00	139.65	21.79	0.00	143.48	1,051.86
2021		19.56	30.22	3.34	1.71	85.75	2.56	290.43	0.00	139.65	20.75	0.00	130.03	1,109.75
2022		18.67	27.20	3.19	1.54	85.74	2.56	277.46	0.00	139.65	19.81	0.00	117.99	1,157.50

2023		17.74	17.62	3.05	1.01	85.72	2.56	263.73	0.00	138.34	18.80	0.00	106.59	1,196.72
2024		16.93	10.46	2.92	0.61	85.70	2.56	251.69	0.00	137.26	17.92	0.00	96.52	1,229.01
2025		16.14	9.39	2.78	0.55	85.70	2.56	240.05	0.00	137.26	17.08	0.00	85.71	1,255.08
2026		15.11	5.41	2.65	0.32	85.65	2.56	227.58	0.00	135.31	16.18	0.00	76.09	1,276.11
2027		13.90	0.00	2.50	0.00	85.57	0.00	214.32	0.00	132.02	15.22	0.00	67.09	1,292.97

Rem.		138.03	0.00	14.55	0.00	87.78	0.00	1,276.89	0.00	862.32	90.66	0.00	323.91	51.54
Total	38.92	453.49	516.90	68.27	29.36	86.24	2.56	5,962.35	0.00	2,998.16	425.51	60.45	2,478.23	1,344.51
Ult.		11,252.25	802.33
						Eco. Indicators
						Return on Investment (disc) :	24.256		Present Worth Profile (M$)
						Return on Investment (undisc) :	41.999		PW	5.00% :	1,756.02	PW	20.00% :	908.06
						Years to Payout :	0.32		PW	8.00% :	1,485.03	PW	30.00% :	685.92
						Internal Rate of Return(%) :	>1000		PW	10.00% :	1,344.51	PW	40.00% :	553.28
									PW	12.00% :	1,227.39	PW	50.00% :	465.62
									PW	15.00% :	1,084.71	PW	60.00% :	403.55

TRC Eco One Liner.rpt

		Economic One-Liners
Project Name :	UNITED AMERICAN PETROLEUM CORP
					As of Date:	1/1/2013
Ownership Group :	All Cases				2012 YE Reserves
				SEC Prices $94.71/BBL & 2.85/MMBTU

		Net Reserves		Net Revenue			Expense & Tax (M$)		Cash Flow
Lease Name Risked / UnRisked	Reserve Category	Oil (Mbbl)	Gas (MMcf)	Oil (M$)	Gas (M$)	Other (M$)		Invest. (M$)	Non-Disc. (M$)	Disc. CF (M$)	Life (years)

Grand Total	Total	68.27	29.36	5,887.06	75.29	0.00	3,423.67	60.45	2,478.23	1,344.51	38.92
Proved Rsv Class	Total	68.27	29.36	5,887.06	75.29	0.00	3,423.67	60.45	2,478.23	1,344.51	38.92
Proved Rsv Class
Producing Rsv Category	Total	61.18	29.36	5,300.52	75.29	0.00	3,116.54	60.45	2,198.82	1,182.01	38.92
Non-Producing Rsv Category	Total	7.08	0.00	586.54	0.00	0.00	307.13	0.00	279.41	162.50	15.55
Shut-In Rsv Category	Total	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

DUVAL County	Total	5.79	0.00	541.59	0.00	0.00	201.41	18.85	321.33	131.94	38.92
WELDER STATE	P-DP	0.48	0.00	44.46	0.00	0.00	10.26	0.00	34.20	18.00	16.71
WELDER, J. F., HRS. -320-	P-DP	1.42	0.00	132.37	0.00	0.00	32.91	10.37	89.08	31.58	34.03
WELDER, J. F., HRS. -B-	P-DP	1.01	0.00	94.73	0.00	0.00	35.51	3.78	55.45	22.05	33.67
WELDER, J.F., HEIRS 'C'	P-DP	2.89	0.00	270.04	0.00	0.00	122.73	4.70	142.60	60.32	38.92

ERATH County	Total	0.24	29.36	22.98	75.29	0.00	50.41	16.30	31.56	20.00	13.63
CROUCH 1H	P-DP	0.18	14.04	16.67	35.99	0.00	28.80	8.98	14.87	9.70	10.45
LANE-HEADY 1	P-DP	0.07	15.33	6.31	39.30	0.00	21.61	7.32	16.69	10.30	13.63
WILSON R P 1H	P-SI	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

FRIO County
LOZANO HECTOR C	P-DP	21.42	0.00	1,963.85	0.00	0.00	1,169.52	0.00	794.33	442.47	24.53

GONZALES County
MARCEE 1	P-NP	7.08	0.00	586.54	0.00	0.00	307.13	0.00	279.41	162.50	15.55

MEDINA County	Total	7.85	0.00	661.71	0.00	0.00	473.36	0.00	188.35	110.25	22.05
BAILEY, JAMES & REGINA	P-DP	1.70	0.00	143.07	0.00	0.00	85.42	0.00	57.65	27.44	22.05
FOHN, E. L. -A-	P-DP	0.32	0.00	26.56	0.00	0.00	25.66	0.00	0.91	0.83	2.62
FOHN, EDWARD UNIT II	P-DP	0.33	0.00	28.08	0.00	0.00	27.37	0.00	0.71	0.64	2.80
ROGERS -B-	P-DP	5.50	0.00	464.00	0.00	0.00	334.92	0.00	129.08	81.34	17.70
ROGERS, C. C. UNIT -1-	P-DP	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
BAILEY, JAMES & REGINA SR.	P-SI	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
FOHN, ELMER -B-	P-SI	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
ROGERS, C.C. JR.	P-SI	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
ROGERS, C.C. UNIT -2-	P-SI	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

NAVARRO County
MCKINNEY	P-DP	1.07	0.00	98.66	0.00	0.00	60.03	0.00	38.63	28.06	13.64

PECOS County
MCKENZIE J F -STATE 1	P-DP	16.72	0.00	1,298.86	0.00	0.00	866.28	0.00	432.58	261.96	19.85

SHCKLFRD County	Total	6.48	0.00	564.50	0.00	0.00	207.47	19.03	338.00	150.86	37.42
DAVIS MERRICK	P-DP	4.50	0.00	395.28	0.00	0.00	154.83	14.50	225.94	99.34	36.43
DAVIS, MERRICK [A16 & B17]	P-DP	1.97	0.00	169.23	0.00	0.00	52.64	4.52	112.06	51.51	37.42

WILBARGER County	Total	1.61	0.00	148.36	0.00	0.00	88.06	6.27	54.03	36.48	15.15
WALKER SMITH	P-DP	0.33	0.00	30.46	0.00	0.00	29.44	0.00	1.03	0.92	3.41
WALKER-SMITH 21D	P-DP	1.28	0.00	117.90	0.00	0.00	58.63	6.27	53.00	35.56	15.15
WALKER SMITH B 22D	P-SI	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

TRC Eco One Liner.rpt										1